Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective on August 30, 2021 (the “Effective Date”) is by and between Flagship Pioneering Innovations VI, LLC, a Delaware limited liability company (“Flagship”) and Generate Biomedicines, Inc. (formerly Flagship VL56, Inc.) (“Company”). Flagship and Company may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Flagship Pioneering, Inc. (“Flagship Management”), pursuant to that certain managerial agreement with Company (the “Managerial Agreement”), has developed certain foundational intellectual property during the exploration and/or proto-company phase of Company;

WHEREAS, Company wishes to assign to Flagship Management and Flagship Management wishes to assign to Flagship, its interests in certain foundational intellectual property related to the business of Company and conceived prior to Launch of the Company (defined below), as well as Improvements (defined below) to such intellectual property;

WHEREAS, Company wishes to obtain from Flagship, and Flagship desires to grant to Company, certain rights to Foundational IP (defined below) in order to develop and commercialize Licensed Products (defined below);

WHEREAS, Company and, pursuant to the Managerial Agreement or other participation in Company’s affairs, Flagship Management has developed or may develop certain intellectual property following the Launch of the Company, and Flagship Management has assigned its interest in such intellectual property to Flagship;

WHEREAS, Company wishes to obtain from Flagship, and Flagship desires to assign to Company, certain rights to New IP (defined below); and

NOW THEREFORE, in consideration of the foregoing premises and the mutual rights and obligations contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Flagship and Company hereby agree as follows:

1. DEFINITIONS

1.1 “Bi-Annual Reports” has the meaning assigned in Section 5.2.

1.2 “Business Day” means a day other than Saturday, Sunday, or any day on which commercial banks located in Boston, Massachusetts are authorized or obligated by Laws to close.

1.3 “Calendar Year” means January 1 through December 31 of a given year.

1.4 “Commercial Sale” means, with respect to a particular Licensed Product, the commercial sale in an arm’s length bona fide transaction with a Third Party for which consideration is received or expected for the sale, use, lease, transfer or other disposition, by or on behalf of Company, its Subsidiary or Sublicensee, to a Third Party that is not a Sublicensee (or to Company’s Subsidiary or Sublicensee that is an end user or consumer of such Licensed Product), including any final sale to a distributor or wholesaler under any non-conditional sale arrangement, of such a Licensed Product. A Commercial Sale is deemed completed at the time that Company, its Subsidiary or Sublicensee invoices, ships, or receives payment for a Licensed Product, whichever occurs first.

1.5 “Commercialization” means any and all activities related to the Manufacturing for commercial purposes, promotion, distribution, marketing, offering for sale and selling, including advertising, educating, planning, obtaining, supporting and maintaining pricing and reimbursement approvals and Regulatory Authorizations, managing and responding to adverse events involving the product, pricing, price reporting, detailing, storing, handling, shipping, distributing, importing, exporting, and using a product anywhere in the world, in each case for commercial purposes. Commercialization excludes Development activities. When used as a verb, “Commercialize” means to engage in Commercialization.

1.6 “Commercially Reasonable Efforts” means [***].

1.7 “Confidential Information” means all proprietary know-how, unpublished patent applications and other information and data of a financial, commercial, regulatory, scientific or technical nature which a Party or any of its Recipient Entities has disclosed, supplied or otherwise made available to the other Party or its Recipient Entities, whether orally, in writing or in electronic form, pursuant to this Agreement or otherwise relating to or disclosed during any transaction contemplated hereby, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement. Confidential Information shall not include information that the receiving Party can demonstrate by written and/or electronic records: (a) is available to the public at the time of disclosure hereunder or, after disclosure, becomes a part of the public domain by publication or otherwise, through no breach by the receiving Party; (b) is already properly possessed by the receiving Party prior to receipt from the disclosing Party; (c) was received by the receiving Party without obligation of confidentiality or limitation on use from a Third Party who had the lawful right to disclose such information on such terms; or (d) was independently developed by or for the receiving Party by any person or persons without use of or reference to the disclosing Party’s Confidential Information, where the written or electronic records demonstrating such exception were created contemporaneously with such independent development.

1.8 “Control” or “Controlled” means, with respect to any Patent, other intellectual property right or other intangible property, an Entity’s ownership or the possession (whether by ownership, license or otherwise) of the ability to grant access to, or a license or sublicense to, such Patent, right or property, without violating the terms of any agreement with a Third Party.

1.9 “Develop” means to engage in pre-clinical and clinical research and development activities reasonably relating to the discovery and development of product candidates and submission of information to a Regulatory Authority, including toxicology, pharmacology, and other discovery, optimization, and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre and post Regulatory Approval studies), and activities relating to obtaining Regulatory Approval. “Development” has a correlative meaning.

1.10 “EMA” means the European Medicines Agency or any successor Entities thereto.

1.11 “Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.12 “Exploit” means, collectively, to Develop, Manufacture and Commercialize, including to have Developed, to have Manufactured, to have Commercialized, including to make, use, sell, offer for sale, import, export and otherwise exploit and have others do the same. “Exploitation” has a correlative meaning.

1.13 “Fair Market Value” means (a) in the case of arm’s length sale of a Licensed Product, (i) the cash consideration that Company, its Subsidiary, or Sublicensee has realized from such sale, or (ii) if there have been no such sales or such sales have been insufficient, the cash consideration that Company, its Subsidiary, or Sublicensee would have realized from an unaffiliated, unrelated buyer in an arm’s length sale of Licensed Product in the same quantity, under the same terms, and at the same time and place as the sale for which Fair Market Value is being determined; or (b) in the case of non-cash consideration received in a sale of a Licensed Product, the cash value of such consideration.

1.14 “FDA” means the United States Food and Drug Administration or any successor Entities thereto.

1.15 “First Commercial Sale” means, on a jurisdiction-by-jurisdiction basis, the first time a Commercial Sale is made.

1.16 “Flagship Entities” means, collectively, Flagship, Flagship Management and any Entity that controls, is controlled by, or is under common control with, Flagship, directly or indirectly. For purposes of this definition, “control” and its various forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, an Entity will be deemed to control another Entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other securities of the Entity. For purposes of this Agreement, Company and its Subsidiaries shall be deemed excluded from the meaning of “Flagship Entities.”

1.17 “Foundational IP” means (a) the Patents conceived before Launch of the Company, set forth in Exhibit A, which Exhibit may be updated from time to time by the Parties, and (b) Improvements to such Patents described in clause (a).

1.18 “Governmental Authority” means any supranational, national, federal, state, provincial, local or foreign Entity of any nature exercising executive, legislative, judicial,

regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

1.19 “Gross Sales” means the greater of the gross invoice or contract price charged to a Third Party by Company, its Subsidiaries, or Sublicensees, as applicable, for Commercial Sales, prior to any discounts or other list price reductions granted. A Licensed Product shall be considered sold for purposes of calculating Gross Sales when it is shipped, invoiced or paid for, whichever occurs earlier.

In the event Company, its Subsidiary, or Sublicensee transfers a Licensed Product to a Third Party in a bona fide arm’s length transaction, for any consideration other than cash, then the Gross Sales price for such Licensed Product shall be deemed to be the standard invoice price then being invoiced by Company, its Subsidiary, or Sublicensee, as applicable, in an arm’s length transaction with similar companies. In the absence of such standard invoice price, then the Gross Sales price shall be the Fair Market Value of the Licensed Product. Sales or other transfers of Licensed Products between Company and its Subsidiaries or Sublicensees shall be excluded from the computation of Gross Sales (and therefore no payments will be payable to Flagship on such sales or transfers) except where such Subsidiaries or Sublicensees are end users or consumers of Licensed Products in which event, notwithstanding anything herein to the contrary, Licensed Product transfers to such Subsidiaries and Sublicensees shall be included in Gross Sales. For avoidance of doubt, the sale of Licensed Product by Subsidiaries or Sublicensees to Third Parties shall be considered as part of Gross Sales.

For the avoidance of doubt, disposal of any Licensed Product without charge for use in any clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Licensed Product is supplied or delivered without charge, shall not result in any Gross Sales. No Licensed Product donated by Company, its Subsidiary, or Sublicensee to non-profit institutions or government agencies for a non-commercial purpose shall result in any Gross Sales.

If Company, its Subsidiary, or Sublicensee sells, leases or otherwise Commercializes any Licensed Product at a reduced fee or price for the purpose of promoting other products, goods or services or for the purpose of facilitating the sale, license or lease of other products, goods or services, then notwithstanding anything herein to the contrary, Flagship shall be entitled to payments under Article 4 based upon the Fair Market Value of the Licensed Product.

1.20 “Improvement” means any Patent or pending Patent application with a claim which, if practiced in the absence of a license, would infringe at least one Valid Claim of the base Patent or pending Patent application.

1.21 “Infringement Action” means any threatened, pending, or ongoing action, claim, litigation, or proceeding (other than oppositions, cancellations, interferences, reissue proceedings, reexaminations, and other ex parte or inter partes administrative proceeding before patent offices), respecting any Foundational IP in the Licensed Field in the Territory, whether initiated by or against a Flagship Entity or Company, its Subsidiary or Sublicensee.

1.22 “Launch of the Company” means the closing of the Series B financing of the Company.

1.23 “Laws” means all active governmental constitutions, laws, statutes, ordinances, treaties, rules, common laws, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar legally effective pronouncements of any Governmental Authority.

1.24 “Licensed Field” means human therapeutics and vaccines.

1.25 “Licensed Product” means any product or process or component of either of the foregoing, the making, using, selling, offering for sale, importation or exporting of which would, in the absence of the licenses granted to Company hereunder, infringe at least one Valid Claim.

1.26 “Manufacturing” means all activities directed to sourcing of necessary raw materials, producing, processing, packaging, labeling, quality assurance testing, release of a Licensed Product or Licensed Product candidate, whether for Development or Commercialization. When used as a verb, “Manufacture” means to engage in Manufacturing.

1.27 “Net Sales” [***].

1.28 “New IP” means any and all Patents claiming any inventions conceived (a) solely by Flagship Management or jointly by Flagship Management and Company, (b) after the Launch of the Company, and (c) as a result of activities conducted pursuant to the Managerial Agreement or other participation of Flagship Management in Company’s affairs (e.g., through participation in Company’s board of directors), all of the foregoing solely to the extent such Patents do not constitute Foundational IP. Patents within the New IP are set forth on Exhibit B, which Exhibit may be updated from time to time by the Parties.

1.29 “Patent Costs” has the meaning assigned in Section 7.2.

1.30 “Patents” means (a) United States and foreign patents and/or patent applications; (b) any and all patents issuing from the foregoing; (c) any and all claims of continuation-in-part applications that claim priority to the United States patent applications, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. § 112 in such United States patent applications, and such claims in any patents issuing from such continuation-in-part applications; (d) any and all foreign patent applications, foreign patents, or related foreign patent documents that claim priority to the patents and/or patent applications; and (e) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing.

1.31 “Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, oppositions and other ex parte or inter partes administrative proceeding before patent offices), extension, term adjustment, and maintenance of Foundational IP. When used as a verb, “Prosecute” means to engage in Prosecution.

1.32 “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1 of each Calendar Year; provided, however, that as it relates to the Commercial Sale of Licensed Products, the first Quarter shall be comprised of the time period beginning on the date of First Commercial Sale and ending at the end of the Quarter during which such First Commercial Sale occurs.

1.33 “Recipient Entity” has the meaning assigned in Section 6.1.

1.34 “Regulatory Approval” means, with respect to a country or other jurisdiction, all approvals, licenses, clearances, marks, registrations, authorizations certificates, exemptions, consents, franchises, concessions, notices or other like item of or issued by any Regulatory Authority, from the relevant Governmental Authority necessary or useful to commercially distribute, sell or market a product in such country or other applicable jurisdiction (not including any applicable pricing and governmental reimbursement approvals unless legally required to market the product in a country or other applicable jurisdiction).

1.35 “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval for, and responsible for the regulation of, the product in any jurisdiction, including the FDA, EMA, and any corresponding Governmental Authority.

1.36 “Royalty Term” means, on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis, the period from the First Commercial Sale of such Licensed Product in the Licensed Field in such jurisdiction until the expiration of the last Valid Claim of any Foundational IP covering such Licensed Product in the Licensed Field in such jurisdiction.

1.37 “Sublicensee” means any Entity that enters into an agreement or arrangement with Company, or receives from Company a license grant or option for license grant under any Foundational IP, to exercise any of the rights granted to Company by Flagship hereunder (such agreement, arrangement, or license herein referred to as a “Sublicense”), including to Exploit a Licensed Product, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export Laws.

1.38 “Subsidiary” means any Entity that is controlled by a Party, directly or indirectly. For purposes of this definition, “control” and its various forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Party will be deemed to control another Entity if the Party owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other securities of the Entity.

1.39 “Term” means the term of this Agreement which will commence on the Effective Date and expire upon the expiration of the last Royalty Term for the last Licensed Product, unless terminated earlier pursuant to Article 12.

1.40 “Territory” means worldwide.

1.41 “Third Party” means any Entity other than a Party, a Subsidiary of Company or a Flagship Entity.

1.42 “Valid Claim” means (a) an unexpired claim of an issued Patent within the Foundational IP that has not been ruled unpatentable, invalid or unenforceable by a final and unappealable decision of a court or other competent authority in the subject jurisdiction; or (b) a pending claim of a Patent application within the Foundational IP which (i) has not been abandoned or finally disallowed without possibility of appeal and (ii) has not been pending for more than [***] from its filing date.

2. LICENSE GRANT AND ASSIGNMENTS

2.1 Assignment of Foundational IP to Flagship. Company hereby irrevocably and unconditionally assigns to Flagship all of its right, title and interest in and to all Foundational IP as of the Effective Date and thereafter. Company shall take all further actions reasonably requested by Flagship to vest in Flagship all right, title and interest in and to such Foundational IP.

2.2 License Grant to Company. Subject to the terms and conditions set forth herein (including Article 6), Flagship hereby grants to Company an exclusive, royalty-bearing, sublicensable (subject to the provisions of Section 2.3), transferable (subject to the provisions of Section 14.5) license under the Foundational IP to Exploit Licensed Products in the Licensed Field, during the Term and throughout the Territory.

2.3 Sublicensing. Company shall have the right to sublicense, through multiple tiers, the rights licensed to Company hereunder, provided that:

(a) Any and all Sublicenses shall be in writing (and Company shall provide a copy of all such Sublicenses to Flagship upon execution) and consistent with the terms of this Agreement (including an assignment of Foundational IP to Company, with a right of further transfer to Flagship, consistent with Section 2.1 and reversion rights consistent with Section 2.7).

(b) Company shall notify Flagship in writing of any proposed grant of a Sublicense and provide to Flagship a copy of any proposed Sublicense at least [***] prior to execution thereof for review and comment by Flagship, which comments Company shall not unreasonably refuse to incorporate therein. Company hereby agrees to remain fully liable under this Agreement to Flagship for the performance or non-performance under this Agreement and the relevant Sublicense by any party to those agreements.

(c) Company shall enforce all such Sublicenses against its Sublicensees, ensuring its Sublicensees’ performance in accordance with the terms of this Agreement and the relevant Sublicense. No such Sublicense or attempt to obtain a Sublicense shall relieve Company of its obligations hereunder to exercise its Commercially Reasonable Efforts pursuant to Section 3.1, directly or through a Sublicensee, to Develop and Commercialize Licensed Products, nor relieve Company of its obligations to pay Flagship any and all royalties and other payments due under this Agreement.

(d) Such Sublicensees shall have the right to grant further sublicenses to Third Parties of same or lesser scope as its sublicense from Company under the licenses contained in Section 2.2, provided that such further Sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 2.3 (i.e., such Sublicensee shall be subject to this Section 2.3 in the same manner and to the same extent as Company). For clarity, any Entity to whom a

Sublicensee grants a sublicense as permitted by the terms of this Agreement shall be deemed to be a Sublicensee for purposes of this Agreement.

2.4 Assignment of New IP to Company. Flagship hereby irrevocably and unconditionally assigns to Company all of its right, title and interest in and to all New IP as of the Effective Date and thereafter. At Company’s cost and expense, Flagship shall take all further actions reasonably requested by Company to vest in Company all such right, title and interest in and to such New IP.

2.5 Notice of Foundational IP and New IP. Upon the filing of any Foundational IP or New IP during the Term, the Party making or becoming aware of such filing shall promptly notify the other Party, and the Parties shall update the Foundational IP set forth on Exhibit A and the New IP set forth on Exhibit B, as applicable.

2.6 Retained Rights; License Back. The licenses granted to Foundational IP hereunder are subject to and contingent upon Company’s compliance with all of its obligations hereunder including, but not limited to, the payment by Company to Flagship of all payments required under this Agreement, and further subject to rights hereby retained by Flagship and/or granted by Company to Flagship. Company hereby grants to Flagship a non-exclusive, royalty‑free, fully paid, sublicensable (to Flagship Entities and service providers thereof) license to practice, and permit Flagship Entities to practice, the Foundational IP within the Licensed Field in the Territory for non-commercial research and Development purposes or to perform under the Managerial Agreement.

2.7 Reversion Rights.

(a) In the event that Flagship determines, in its reasonable discretion, that Company has not used, itself or through Sublicensees, Commercially Reasonable Efforts to Develop or Commercialize Licensed Products in a specified sub-field within the Licensed Field (each, a “Sub-Field”), Flagship has the right, at any time during the Term, to terminate the license granted to Company hereunder with respect to Exploitation of Licensed Products in such Sub‑Field upon six (6) months’ prior written notice to Company (each, a “Sub-Field Termination Notice”).

(b) Within [***] of Company’s receipt of a Sub-Field Termination Notice, Company shall provide to Flagship either (i) written notice of its agreement to terminate Company’s license in such Sub-Field, or (ii) written notice requesting to maintain Company’s license in such Sub-Field, together with a written plan for Development and Commercialization of a Licensed Product in such Sub-Field (which may include activities to be conducted by a Sublicensee), including planned Development and Commercialization milestones (and a timeline and budget therefor) and a management and financial plan (“Sub-Field Plan”). Flagship shall consider such Sub-Field Plan in good faith and shall not unreasonably withhold its approval of such Sub-Field Plan. In the event Flagship approves of such Sub-Field Plan, (x) Flagship shall withdraw the Sub-Field Termination Notice upon written notice to Company, (y) the license granted to Company hereunder in such Sub-Field shall remain in effect unless and until subsequently terminated in accordance with this Agreement (including termination under this Section 2.7 following a subsequent Sub-Field Termination Notice by Flagship with respect to the same Sub-Field) and (z) Company shall carry out the Sub-Field Plan.

(c) Unless Flagship elects to withdraw the Sub-Field Termination Notice pursuant to Section 2.7(b), the license granted to Company hereunder in such Sub-Field shall automatically terminate and revert to Flagship on the earlier of: (i) the date upon which Company agrees in writing to terminate Company’s license in such Sub-Field or (ii) the date which is [***] following Company’s receipt of the Sub-Field Termination Notice (a “Reversion Effective Date”). Upon the Reversion Effective Date, (x) any such Sub-Field shall be deemed a “Reversion Sub-Field”, (y) the meaning of the Licensed Field shall be deemed amended to exclude each Reversion Sub-Field for all purposes hereunder and (z) any rights under the Foundational IP granted to any Sublicensee in a Reversion Sub-Field shall terminate automatically. Commencing upon the Reversion Effective Date and continuing thereafter, neither Company nor any Sublicensee will have any right to, or will undertake to, Exploit any Licensed Product in a Reversion Sub-Field, and Company will ensure all Sublicensees comply with the foregoing.

2.8 No Implied Licenses. Except as expressly provided under this Article 2, no right or license is granted under this Agreement (expressly or by implication or estoppel) by either Party to the other Party, its Subsidiaries or Sublicensees under any tangible or intellectual property.

3. DUE DILIGENCE

3.1 Commercially Reasonable Efforts. At all times throughout the Term and at Company’s sole cost and expense, Company shall use Commercially Reasonable Efforts to diligently Exploit the Licensed Products in the Licensed Field and Territory. Company shall maintain such active diligent Commercially Reasonable Efforts to diligently Develop and Commercialize the Licensed Products in the Licensed Field at all times throughout the Term.

3.2 Annual Spend. In furtherance of Company’s obligations in Section 3.1, Company shall spend (a) [***] on Development and/or Commercialization activities with respect to Licensed Products in the Licensed Field during each year of the Term (with such year to be calculated beginning on the Effective Date and terminating on each annual anniversary thereafter), and (b) [***] on Development and/or Commercialization activities with respect to Licensed Products in the Licensed Field during the period beginning on the Effective Date and ending on the [***] anniversary of the Effective Date.

4. PAYMENTS

4.1 Royalties. As additional consideration for the license and other rights granted under this Agreement, during the Royalty Term, Company shall pay to Flagship [***] of Net Sales on a Licensed Product-by-Licensed Product basis.

4.2 Notwithstanding anything to the contrary herein, Company will pay Flagship only one royalty under this Agreement with respect to the same unit of Licensed Product sold, regardless of the number of Valid Claims covering such Licensed Product.

5. REPORTS AND PAYMENT TERMS

5.1 Reporting of First Commercial Sale. Company shall provide a written report to Flagship setting forth the date of First Commercial Sale in each jurisdiction within [***] of the occurrence thereof.

5.2 Bi-Annual Royalty Report.

(a) Within [***] after the Quarter in which any First Commercial Sale occurs, and within [***] after each alternating Quarter thereafter (i.e., two times per year), Company shall provide Flagship with a written report detailing the amount of Gross Sales during the preceding two Quarters, the amount of Net Sales made during such Quarters and the royalty payments due to Flagship for such Quarters pursuant to Article 4 (each such report, a “Bi‑Annual Report”).

(b) Each Bi-Annual Report shall include at least the following: accounting for Net Sales, detailing the Gross Sales and specifying the deductions taken to arrive at Net Sales, listed by Licensed Product and by jurisdiction, and total royalty payments due to Flagship by Licensed Product and by jurisdiction. Each Bi-Annual Report shall be in substantially similar form as Exhibit C hereto, or to such other form as Flagship may provide from time to time. Each Bi-Annual Report shall be certified as true and correct by an officer of Company.

(c) With each Bi-Annual Report submitted, Company shall pay to Flagship the royalties due and payable under this Agreement, to the extent not already paid. If no royalties or fees are due and payable, Company shall so report.

5.3 Payment and Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars (“Dollars”) and Company shall make all payments due to Flagship in Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges, within [***] following the Quarter in which Net Sales occur. All payments to Flagship will be made in Dollars by wire transfer or check payable to Flagship in accordance with the payment instructions set forth on Exhibit D hereto or as otherwise provided by Flagship from time to time.

5.4 Currency Exchange; Taxes. For converting any Net Sales made in a currency other than Dollars, the Parties will use the conversion rate published in the Wall Street Journal or other industry standard conversion rate approved in writing by Flagship for the last day of the Quarter for which such royalty payment is due or, if the last day is not a Business Day, the closest preceding Business Day. All applicable taxes and other charges such as duties, customs, tariffs, imposts and government imposed surcharges on payments made under this Agreement (for the avoidance of doubt, not including income taxes imposed directly upon Flagship or its owners) shall be borne by Company and will not be deducted from payments due to Flagship.

5.5 Late Payments. In the event royalty payments or other fees are not received by Flagship when due hereunder, Company shall pay to Flagship interest charges that will accrue interest until paid at a rate equal to [***] percentage points above the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition from time-to-time (or the maximum allowed by Law, if less), calculated on the number of days such payment is overdue.

5.6 Records and Audit Rights. Company shall keep, and cause its Subsidiaries and Sublicensees to keep, complete, true and accurate records and books containing all particulars that may be necessary for the purpose of showing the amounts payable to Flagship hereunder. Copies of all such records and books shall be kept at the applicable Entity’s principal place of business or the principal place of business of the appropriate division of such Entity to which this Agreement relates. The records and books for each Quarter will be maintained for at least [***] after the Calendar Year in which the applicable report was submitted to Flagship. Such records and books and the supporting data shall be open to inspection by Flagship, its contractors or agents at all reasonable times for a term of [***] following the end of the Calendar Year to which they pertain, for the purpose of verifying the Bi-Annual Report or compliance in other respects with this Agreement. Such access will be available to Flagship, its contractors or agents upon not less than [***] written notice to Company, or its Subsidiary or Sublicensee, as applicable, not more than [***] each Calendar Year during the Term and once per Calendar Year after the expiration or termination of this Agreement. Should such inspection lead to the discovery of at least a [***] percent [***] or [***] discrepancy in reporting to Flagship’s detriment (whichever is greater), Company agrees to pay the full cost of such inspection. Whenever Company, or its Subsidiary or Sublicensee has its books and records audited by an independent certified public accountant with respect to any Quarter in which amounts are payable to Flagship hereunder, Company, or its Subsidiary or Sublicensee, as applicable, will, within [***] of the conclusion of such audit, provide Flagship with a written statement, certified by said auditor, setting forth the calculation of royalties, fees, and other payments due to Flagship over the time period audited as determined from the books and records of such Entity, together with the payment of any outstanding amounts due to Flagship.

6. CONFIDENTIALITY; PUBLICITY; USE OF NAME

6.1 Confidentiality. The receiving Party shall maintain in confidence and not disclose to any Third Party any of disclosing Party’s Confidential Information, using the same degree of care it uses to protect its own confidential information of a similar nature but in no event using less than a reasonable degree of care. The receiving Party will use disclosing Party’s Confidential Information solely as required to exercise its rights and undertake its obligations under this Agreement (the “Purpose”) and only during the Term. The receiving Party will ensure that its employees, independent contractors, Subsidiaries, Sublicensees (in the case of Company) and Flagship Entities (in the case of Flagship) (“Recipient Entities”) have access to disclosing Party’s Confidential Information only on a need to know basis, are informed of all the obligations attaching to such Confidential Information in advance of being given access to it, and are required to comply with such receiving Party’s obligations under this Agreement. Receiving Party shall be fully responsible to disclosing Party for such compliance by its Recipient Entities. If such a Recipient Entity is not an employee of a Party hereto, then receiving Party will enter into a legally binding, written confidentiality agreement with provisions at least as strict as the confidentiality obligations and use restrictions herein with such Recipient Entity prior to disclosing Party’s Confidential Information to such Recipient Entity, and receiving Party will be fully responsible to disclosing Party for compliance with such obligations and restrictions by such Recipient Entity.

6.2 Notwithstanding Section 6.1, the receiving Party may disclose disclosing Party’s Confidential Information to the limited extent required by Law, court order or other Governmental Authority with jurisdiction, provided that the receiving Party (a) promptly provides the disclosing Party, to the extent legally permissible, with written notice of such requirement, (b) uses no less than reasonable efforts to obtain confidential treatment of such Confidential Information by such court or Governmental Authority, and (c) cooperates, at the disclosing Party’s written request and expense, with the disclosing Party’s legal efforts to prevent or limit the scope of such required disclosure; the receiving Party shall in all other respects continue to hold such Confidential Information as confidential and subject to all obligations of this Article 6. The receiving Party’s obligations of confidentiality and non-use restrictions as set forth in this Article 6 shall remain in effect for a period of [***] from receipt of the Confidential Information from the disclosing Party.

6.3 Each Party agrees to treat the terms and conditions of this Agreement as the Confidential Information of the other Party, provided however that, in addition to the above exceptions, each Party shall be free to disclose any of the terms of this Agreement (i) to the extent that a Party is advised by its counsel that such disclosure is required by the regulations or rules of any relevant stock exchange, (ii) to actual or prospective investors, partners and Sublicensees, (iii) to its accountants, attorneys and other professional advisors, or (iv) in connection with a financing, merger, consolidation, acquisition or a permitted assignment of this Agreement; provided that (a) in the case of any disclosure under clause (ii), (iii), or (iv) above, the recipient(s) are obligated and do so undertake to keep such terms of this Agreement confidential to the same extent as said Party (said Party being fully responsible to the other Party for such recipients’ compliance), and (b) in the case of disclosure under clause (i), such disclosure shall be in accordance with Section 6.2.

6.4 Publicity. Neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement without the prior written consent of the other Party. The Parties will cooperate to determine the timing and content of such announcement, statement, press release or other publicity or marketing materials.

6.5 Use of Flagship’s Name. Company and its Subsidiaries, Sublicensees, employees and agents may not use the name, logo, seal, trademark, service mark or domain names or other indicia of source, association or sponsorship of any Flagship Entity, or any officer, director or other representative of any Flagship Entity (or any adaptation of any of the foregoing) without the prior written consent of such Flagship Entity, which consent will be granted or denied in such Flagship Entity’s sole discretion.

7. PATENT PROSECUTION AND COSTS

7.1 Patent Prosecution. [***] shall control the Prosecution of Foundational IP and the selection of patent counsel (provided that [***] does not reasonably object to such patent counsel). [***] will request that copies of all material documents prepared by patent counsel be provided to [***] for review and comment prior to filing, to the extent reasonably practicable under the circumstances. [***] will consider any timely comments and requests from [***] in good faith; provided, however, that [***] shall have final authority regarding all Prosecution decisions. In the event [***] decides not to Prosecute or intends to abandon the registration or application of any rights in and to any Foundational IP in any jurisdiction in the Territory, [***] shall provide [***] with written notice of such circumstance as promptly as practicable, and, upon [***] request, [***]

shall have the right to undertake Prosecution of such Foundational IP in such jurisdiction at its sole cost and expense. [***] will maintain as confidential and privileged, and as [***] Confidential Information in accordance with Article 6, all information received pursuant to this Section 7.1.

7.2 Patent Costs. Within [***] after the Effective Date, [***] will reimburse [***] for all attorneys’ fees, expenses, official fees and all other reasonable out‑of‑pocket expenses incurred by [***] in connection with the Prosecution of the Foundational IP (“Patent Costs”) prior to the Effective Date and not previously reimbursed by [***]. In addition, within [***] after receipt of an invoice from [***], [***] will reimburse [***] for all Patent Costs incurred prior to or during the Term and not previously reimbursed by [***].

7.3 Non-Payment of Patent Costs. If [***] decides that it does not wish to pay the Patent Costs of any Foundational IP in a particular jurisdiction, [***] shall provide [***] with written notice of such election. Upon the date which is [***] following notice of such election with respect to any Patent, (a) [***] shall be released from its obligation to reimburse [***] for Patent Costs incurred thereafter as to such Patent; provided, however, that Patent Costs authorized prior to the receipt by [***] of such notice shall be deemed incurred prior to receipt of the notice and reimbursable by [***], (b) any license granted by [***] to [***] hereunder with respect to such Patent will immediately terminate, and [***] will have no rights whatsoever to Exploit such Patent, and (c) [***] will be free, without further notice or obligation to [***], to grant rights in and to such Patent to any Third Parties. Should [***] decline or fail to pay, by the deadline set forth in Section 7.2, the Patent Costs for the Prosecution of any Foundational IP payable under this Agreement, [***] may terminate this Agreement solely with respect to such Patent upon written notice to [***], in which event any license granted by [***] to [***] hereunder with respect to such Patent will immediately terminate, [***] will have no rights whatsoever to Exploit such Patent, and [***] will be free, without further notice or obligation to [***], to grant rights in and to such Patent to any Third Parties.

7.4 Privileged Communications. It is expected that, in furtherance of this Agreement, the Parties and/or their respective counsel will, from time to time, disclose to one another privileged communications between a Party and its counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they shall remain privileged and confidential and that they are made in connection with the shared community of identical legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable third party Patents and in obtaining patent protection for Foundational IP.

8. INFRINGEMENT

8.1 Notice. In the event that either Party becomes aware of any suspected infringement of any Foundational IP or of any Infringement Action, such Party shall promptly notify the other Party in writing thereof. [***] and [***] will consult each other in a timely manner concerning any appropriate response to such suspected infringement or Infringement Action.

8.2 Procedure.

(a) As between the Parties, [***] will have the first right to prosecute any Infringement Action against an infringing Third Party at its own expense. If, within [***] after becoming aware of any suspected infringement or Infringement Action, [***] has not commenced to initiate, defend, or otherwise resolve such Infringement Action, then [***] shall have the right, but not the obligation, to initiate, control, prosecute, and/or defend such Infringement Action at its own expense.

(b) The Party controlling any Infringement Action shall use reasonable efforts to: (i) inform the other Party of the status of such Infringement Action on a regular basis; (ii) provide to the other Party copies of any documents relating to the Infringement Action promptly upon receipt from any Third Party and/or, if practicable, prior to filing such documents; (iii) consult with the other Party regarding the advisability of any contemplated course of action; and (iv) consider any comments from the other Party in good faith, including with respect to the infringement, claim construction, or defense of the validity or enforceability of any claim in the involved Foundational IP. The Party without primary control of an Infringement Action shall cooperate at its own expense with the Party controlling such Infringement Action to the extent reasonably practicable, including joining the Infringement Action if necessary or desirable.

(c) [***] may not settle any Infringement Action without the prior written consent of [***]. For clarity, if the settlement of any Infringement Action includes granting a Sublicense, [***] shall pay to [***] royalties on any Net Sales by such Sublicensee in accordance with Article 4 in addition to any other share of recoveries due to [***] under Section 8.3.

8.3 Recoveries.

(a) Any recovery obtained by [***] as a result of any Infringement Action, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse the Parties for all litigation costs (including attorneys’ fees) incurred in connection with such proceeding and not otherwise recovered; and (ii) second, the [***], and [***] shall pay to [***] royalties on such remainder in accordance with Article 4 of this Agreement.

(b) Any recovery obtained by [***] as a result of any Infringement Action, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse the Parties for all litigation costs (including attorneys’ fees) incurred in connection with such proceeding and not otherwise recovered; and (ii) second, the remainder of the recovery shall be shared equally between the Parties.

9. REPRESENTATIONS; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITIES

9.1 Certain Representations. Each Party represents to the other Party that, as of the Effective Date:

(a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) this Agreement has been duly authorized and executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable Law or applicable regulation of any Governmental Authority having jurisdiction over it.

9.2 Company Representations, Warranties and Covenants. Company represents, warrants, and covenants to Flagship that:

(a) it, and its Subsidiaries, agents, and employees who are or shall be involved in the performance of this Agreement, have not been, and during the Term of this Agreement shall not be, debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under any Law, including pursuant to 21 U.S.C. § 335a;

(b) to its reasonable knowledge, no Third Party that, on behalf of Company, has been or during the Term of this Agreement will be, involved in the Development, Manufacture or Commercialization of the Licensed Products (each a “Company Partner”), has been or will be debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under any Law, including pursuant to 21 U.S.C. § 335a;

(c) Company, and its Subsidiaries, agents, and employees involved in the performance of this Agreement, and Company Partners, shall perform this Agreement in full compliance with all applicable Laws; and

(d) Company shall notify Flagship in writing immediately in the event of a violation of any of the foregoing, and shall, with respect to any Entity involved in such violation, promptly remove such Entity from performing any role under this Agreement.

9.3 DISCLAIMER OF WARRANTIES. THE FOUNDATIONAL IP, NEW IP, AND ANY OTHER TECHNOLOGY OR INFORMATION PROVIDED, ASSIGNED OR LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, SCOPE, OR TITLE WITH RESPECT THERETO.

9.4 DISCLAIMER OF LIABILITIES. EXCEPT FOR SUCH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL, OR OTHER INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR BUSINESS INTERRUPTION). NO FLAGSHIP ENTITY WILL BE LIABLE TO COMPANY, ITS SUBSIDIARIES, SUCCESSORS OR ASSIGNS, OR TO ANY THIRD PARTY (INCLUDING SUBLICENSEES) WITH RESPECT TO ANY CLAIM ARISING FROM OR ATTRIBUTABLE TO USE BY COMPANY, ITS

SUBSIDIARIES, OR SUBLICENSEES OF THE FOUNDATIONAL IP, NEW IP OR ANY OTHER TECHNOLOGY OR INFORMATION PROVIDED, ASSIGNED OR LICENSED UNDER THIS AGREEMENT, OR ARISING FROM THE EXPLOITATION OF LICENSED PRODUCTS.

9.5 LIMITATION OF LIABILITY. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, FLAGSHIP’S AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED [***].

10. INDEMNIFICATION

10.1 Indemnification. Company will indemnify, hold harmless and, at Flagship’s option, shall defend the Flagship Entities, and their respective officers, directors, agents employees, successors and assigns (each, an “Indemnified Party”) from and against any and all claims, actions, liabilities, losses, damages, judgments, costs or expenses suffered or incurred by the Indemnified Parties, including attorneys’ fees and related costs (collectively, “Liabilities”), arising out of or resulting from [***].

10.2 Indemnification Procedure. An Indemnified Party will promptly provide Company with written notice of any Liability that is indemnifiable under this Article 10; provided, however, that the failure to so notify shall not relieve Company of its indemnification obligations hereunder except to the extent of any material prejudice to Company as a direct result of such failure. If Flagship so directs in writing, Company shall control such defense and all negotiations relative to the settlement of any indemnifiable claim or action, except that Company shall not settle or compromise any claim or action in any manner that may impose restrictions or obligations on any Indemnified Party, or that grants any rights to the Foundational IP or Licensed Products, or that concedes any fault or wrongdoing on the part of Flagship, without Flagship’s prior written consent. If Company fails or declines to assume the defense against any claim or action within thirty (30) days after notice thereof, then Flagship may assume and control the defense of such claim or action for the account and at the risk of Company, and any Liabilities related to such claim or action will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this Article 10 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

11. INSURANCE

11.1 Coverages. Company will procure and maintain insurance policies for commercially reasonable amounts with respect to personal injury, bodily injury, property damage and contractual liability arising out of Company’s performance under this Agreement, and, prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of [***] combined single limit per occurrence and in the aggregate; and, prior to the sale of the first Licensed Product, product liability coverage, in a minimum amount of [***] combined single limit per occurrence and in the aggregate. Flagship may review periodically the adequacy of the minimum amounts of insurance for each type of coverage required by this Article 11, and Flagship reserves the right to require Company to adjust the limits accordingly. Upon request, Company shall provide certificates of insurance and applicable endorsements evidencing the required insurance coverages noted herein. The failure of Flagship to request said evidence of coverage shall not constitute or be construed as a waiver of Company’s insurance obligations. Flagship and its affiliates shall be named as additional insureds, on a primary and non-contributory basis, under all applicable policies of insurance. Company’s comprehensive general liability insurance shall be primary and non-contributory to any insurance maintained by Flagship. The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to Flagship under this Agreement.

11.2 Other Requirements. Any policies of insurance required by Section 11.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better.

12. TERM AND TERMINATION

12.1 Expiration of Royalty Term. Upon expiration of the Royalty Term with respect to a Licensed Product in any jurisdiction and payment in full of all amounts owed hereunder with respect to such Licensed Product in such jurisdiction, the license granted to Company under Section 2.2 shall automatically convert into a non-exclusive, fully paid up license for such Licensed Product in such jurisdiction.

12.2 Termination by Flagship.

(a) For Cause. Flagship may give written notice of default to Company, if Company materially breaches any obligation, covenant, condition, or undertaking of this Agreement to be performed by it hereunder (including, e.g., if Company should cease or fail to undertake Commercially Reasonable Efforts with respect to Licensed Products, fail to make any payment at the time such payment is due, or fail to maintain the insurance coverage required hereunder). If Company should fail to cure such default within [***] of such notice, this Agreement (including, for the avoidance of doubt, all licenses granted to Company hereunder) shall terminate immediately upon written notice to Company.

(b) Cessation of Business; Bankruptcy. If Company shall cease to carry on its business with respect to the rights granted in this Agreement, this Agreement shall terminate upon [***] written notice by Flagship. Flagship may terminate this Agreement upon written notice to Company, if Company experiences an Event of Bankruptcy. For purposes of this provision, the term “Event of Bankruptcy” means: (i) filing by Company in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Company or of its assets; (ii) Company being served with an involuntary petition against it, filed in any insolvency proceeding, where such petition has not been dismissed within [***] after the filing thereof; (iii) Company proposing or being a party to any dissolution or liquidation of Company; or (iv) Company making a general assignment for the benefit of creditors.

(c) Challenge of Patents.

(i) In the event that Company, its Subsidiary or Sublicensee institutes or actively participates as an adverse party in, or otherwise provides material support to, any Licensed Patent Challenge, Flagship has the right, but not the obligation, in addition to any other remedy it may have available to it at law and/or in equity, to terminate this Agreement immediately upon providing written notice of the same to Company; provided that if such Licensed Patent

Challenge is brought by a Sublicensee, Flagship may not terminate this Agreement under this Section 12.2(c)(i) if Company has terminated all Sublicenses granted to such Sublicensee hereunder within [***] after Company has received written notice from Flagship of such Licensed Patent Challenge. Notwithstanding any provision of this Agreement, Flagship may seek redress for any Licensed Patent Challenge in any court of competent jurisdiction in its sole discretion. “Licensed Patent Challenge” means any direct dispute or challenge, or any knowing or willful assistance in the dispute or challenge, of the validity, patentability, or enforceability of any Foundational IP or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Foundational IP, in any legal or administrative proceedings, including in a court of law, before the U.S. PTO or other agency or tribunal in any jurisdiction, or in arbitration, including without limitation by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action; provided, however, that the term “Licensed Patent Challenge” shall not include arguments, or any other statements or allegations, made by or on behalf of Company, its Subsidiary or its Sublicensee that distinguish the inventions claimed in Patents Controlled (except by virtue of this Agreement or a Sublicense) by Company, its Subsidiary or its Sublicensee from those claimed in the Foundational IP in the ordinary course of ex parte prosecution of such Patents Controlled by Company, its Subsidiary or its Sublicensee, including without limitation any reissue or reexamination patents or patent applications.

(ii) Company shall include provisions in all Sublicenses providing that, if the Sublicensee or its affiliate brings or participates in a Licensed Patent Challenge, the Sublicense will immediately terminate effective as of the first date of the Sublicensee’s or its affiliate’s first filing or participation in such Licensed Patent Challenge. The failure to include such automatic termination provision in a Sublicense shall constitute a material breach of this Agreement. If a Sublicensee or its affiliate undertakes a Licensed Patent Challenge, Company shall immediately terminate the applicable Sublicense. Any failure to immediately terminate the Sublicense as required by this Section 12.2(c)(ii) shall constitute a material breach of this Agreement.

12.3 Termination by Company. Following approval by the board of directors of Company, Company may terminate this Agreement, in its entirety, (a) without cause by giving [***] prior written notice thereof to Flagship, or (b) upon delivering written notice to Flagship, if Flagship materially breaches any obligation, covenant, condition, or undertaking of this Agreement to be performed by it hereunder and fails to cure such default within [***] of receiving written notice thereof.

13. EFFECT OF TERMINATION

13.1 Continuing Obligations. Termination or expiration of this Agreement shall not relieve Company of any monetary or any other obligation or liability accrued hereunder prior to the effective date of such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Flagship hereunder prior to the effective date of such termination or expiration. Termination or expiration of this Agreement shall not affect in any manner any rights of Flagship arising under this Agreement prior to the date of such termination or expiration. [***].

13.2 Sublicenses. Upon termination of this Agreement in its entirety for any reason other than by Company pursuant to Section 12.3, any then-current Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of Flagship under, and subject to the terms and conditions of, this Agreement (subject only to modifications with respect to territory, field and exclusivity consistent with the scope of the applicable Sublicense and so as to accommodate all such Sublicensees), provided that (a) the applicable Sublicense does not provide that it terminates upon termination of this Agreement, (b) such Sublicensee is not the cause of a breach of this Agreement and is not in breach of the applicable Sublicense (or any provision of this Agreement applicable to such Sublicensee), (c) within [***] of such termination, such Sublicensee provides written notice to Flagship of its election to become a direct licensee of Flagship pursuant hereto and of its agreement to assume all obligations of Company hereunder, and (d) such Sublicensee cures any breach by Company of this Agreement (including payment obligations); and provided further, however, that Flagship (x) shall not have under any such direct license (i) any obligations that are greater than or inconsistent with the obligations of Flagship under this Agreement or (ii) any fewer rights than it has under this Agreement, and (y) shall have no liability for any obligations arising prior to the effective date of such direct license or for any obligations of Company whenever arising and Flagship shall be released from any and all liability relating to such obligations.

13.3 Survival of Terms. In addition to any provision which by its terms contemplates performance after the Term, the following provisions shall survive the expiration or termination of this Agreement: Sections 1 (Definitions), 4 (Payments), 5.4 (Records and Audit Rights), 6 (Confidentiality; Publicity; Use of Name), 9 (Representations; Disclaimer of Warranties; Limitation of Liabilities), 10 (Indemnification), 11 (Insurance), 13 (Effect of Termination), and 14 (Additional Provisions).

14. ADDITIONAL PROVISIONS

14.1 Independent Contractors. The Parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the Parties. At no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

14.2 Compliance with Laws. Company must comply with all prevailing Laws that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export Laws. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Flagship does not represent that no license is required, or that, if required, the license will issue.

14.3 Marking. Company shall, and agrees to require its Subsidiaries and Sublicensees to, comply with any marking requirements of the intellectual property Laws of the applicable countries in the Territory to the extent any failure to do so would materially and adversely affect the Foundational IP or any Licensed Product, or either Party’s ability to avail itself of all potential remedies for any infringement of the Foundational IP, and particularly agrees to permanently and legibly mark all Licensed Products made, used, reproduced, or sold under the terms of this Agreement, or their respective containers, in accordance with the applicable provisions set forth in the Patent marking and notice provisions under Title 35 of the United States Code. Any Sublicense shall impose on the Sublicensee obligations substantially similar to those imposed in this paragraph.

14.4 Modification, Waiver and Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each Party. Any waiver must be express and in writing. No waiver by either Party of a breach by the other Party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

14.5 Assignment.

(a) Company may not assign this Agreement or any part of it, either directly or by merger or operation of Law, without the prior written consent of Flagship (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Company, or a secured creditor of Company after the occurrence and during the continuance of an event of default, under the applicable loan agreement, that remains uncured [***] following notice of default to Company may, without Flagship’s consent but with prior written notice to Flagship, assign this Agreement to any Entity in the event of the merger, acquisition, consolidation, reorganization, change of control or sale of securities of Company with or to such Entity, or the transfer or sale of all or substantially all of Company’s assets to which this Agreement relates to such Entity, provided that (i) Company or such secured creditor provides prior written notice to Flagship of such proposed transaction, and (ii) such Entity agrees in writing to be legally bound by this Agreement.

(b) Flagship may not assign this Agreement or any part of it, either directly or by merger or operation of Law, without the prior written consent of Company (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Flagship may, without Company’s consent, (i) assign this Agreement (A) to a Flagship Entity (other than a portfolio company of a Flagship Entity or Subsidiary of such portfolio company), or (B) to any Entity in the event of the merger, acquisition, consolidation, reorganization, change of control or sale of securities of Flagship with or to such Entity, or the transfer or sale of all or substantially all of Flagship’s assets to which this Agreement relates to such Entity, and (ii) freely assign to any Entity all of Flagship’s rights to receive royalties under this Agreement, together with information, audit and other related rights, and to enforce such rights against Company.

(c) This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns. Any permitted assignment will not relieve the assigning party of responsibility for performance of any obligation of such party that has accrued at the time of the assignment. Any assignment granted, or purported to be granted, contrary to this Section 14.5 will be null and void.

14.6 Notices. Except as otherwise expressly set forth herein, any notice or other required communication under this Agreement (each, a “Notice”) must be in writing, addressed to the Party’s respective Notice Address, and delivered personally or by globally recognized express delivery service, charges prepaid. A Notice will be deemed delivered and received: (a) in the case of personal delivery, on the date of such delivery; and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. The “Notice Address” of each Party is as follows:

if to Flagship, to:	Flagship Pioneering, Inc. 55 Cambridge Parkway, Suite 800E Cambridge, MA 02142 Attention: Legal Notices

if to Company to:	Generate Biomedicines, Inc. 55 Cambridge Parkway, Suite 800E Cambridge, MA 02142 Attention: Legal Notices

14.7 Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by Law to the Parties’ original intent.

14.8 Headings and Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, and execution signatures may be exchanged electronically including by facsimile or as scanned e-mail attachments, and signatures so exchanged shall be considered as original for all purposes and taken together will constitute one and the same instrument.

14.9 Governing Law; Venue. This Agreement will be governed in accordance with the Laws of the State of Massachusetts, without giving effect to the conflict of law provisions of any jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts.

14.10 Integration. This Agreement, together with all attached Exhibits, contains the entire agreement between the Parties, and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to any term sheet exchanged prior to this Agreement.

14.11 Force Majeure. Neither Party will be responsible for nonperformance caused by forces beyond the reasonable control of such Party, including fire, explosion, natural disaster, war (whether declared or not), act of terrorism, strike, or riot, provided that the nonperforming Party uses reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed, and notifies the other Party of such cause as promptly as is reasonably practical given the circumstances.

14.12 Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) all definitions set forth herein shall be deemed applicable whether the words defined are used herein with initial capital letters in the singular or the plural, (b) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Party shall be construed to include the Party’s successors and assigns, (e) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (f) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (g) references to any specific Law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor Law, rule or regulation thereof, (h) words of any gender include each other gender, (i) words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (j) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (k) unless “Business Days” is specified, “days” shall mean “calendar days.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.13 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:		FLAGSHIP:

Generate Biomedicines, Inc.		Flagship Pioneering Innovations VI, LLC, By: Flagship Pioneering Fund VI General Partner LLC
BY:	/s/ Michael Nally		its manager
		By:	Flagship Pioneering, Inc.
NAME: Michael Nally			its manager

TITLE: CEO
		By:	/s/ Noubar B. Afeyan
Name: Noubar B. Afeyan Title: President and CEO

Exhibit A

Foundational IP

[***]

Exhibit B

New IP

Exhibit C

Form of Bi-Annual Report

[***]

Exhibit D

Payment Instructions

[***]